Exhibit 4.1

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
Ardent Health Partners, Inc. (referred to in this exhibit as “we,” “us,” “our,” the “Company”) has authorized capital stock consisting of 750,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Unless our Board of Directors (our “Board”) determines otherwise, we issue all shares of our capital stock in uncertificated form.
The following summary of the material terms of our certificate of incorporation (our “Certificate of Incorporation”) and bylaws (“Bylaws”) is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws on file with the U.S. Securities and Exchange Commission.
Common Stock
Our ability to pay dividends on our common stock is subject to our subsidiaries’ ability to pay dividends to us, which is, in turn, subject to the restrictions set forth in our existing debt agreements and which may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.
The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. Our common stock is not subject to future calls or assessments by us. The rights and privileges of the holders of our common stock are subject to any series of preferred stock that we may issue in the future.
Preferred Stock
No shares of our authorized preferred stock are currently outstanding. Under our Certificate of Incorporation, our Board has the authority, without further action by our stockholders, to issue up to 50 million shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Because the Board has the power to establish the preferences and rights of the shares of any series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of our common stock and could delay, discourage or prevent a takeover of us even if a change of control of our Company would be beneficial to the interests of our stockholders.
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66 2⁄3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our Bylaws and director liability.

Dividend Rights
Holders of our common stock are entitled to receive, on a pro rata basis, dividends, if any, as may be declared from time to time by our Board out of legally available funds, subject to preference that may be applicable to preferred stock, if any, then outstanding. Although we have paid cash dividends to our equity holders in the past, we currently do not expect to pay dividends on shares of our common stock and we currently intend to retain all available funds and any future earnings for use in the operation of our business. Any future determination to pay dividends will be made at the discretion of our Board and will depend on many factors, including our financial condition, earnings, legal and regulatory requirements, restrictions in our debt agreements and other factors our Board deems relevant.
Liquidation Rights
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share equally and ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.
Fully Paid and Nonassessable
All of our outstanding common stock is fully paid and nonassessable.
Registration Rights
    On July 3, 2015, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain of our executive officers and management team, EGI-AM Investments, L.L.C. (“EGI-AM”) and ALH Holdings, LLC, a subsidiary of Ventas, Inc. (“Ventas”). In connection with the investment by Pure Health Capital Americas 1 SPV RSC LTD on May 1, 2023, the Company and EGI-AM amended the Registration Rights Agreement. The Registration Rights Agreement provides for customary piggyback registration rights. Under the Registration Rights Agreement, the stockholders party thereto, or their transferees, have the right to require us to register their shares under the Securities Act of 1933, as amended (the “Securities Act”), so that those shares may be publicly resold, and such stockholders, or their transferees, have the right to include their shares in any registration statement we file.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law
Some provisions of Delaware law and our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute
Our Certificate of Incorporation provides that we are not governed by Section 203 of the General Corporate Law of the State of Delaware (the “DGCL”) which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.
However, our Certificate of Incorporation includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions shall not apply to any business combination between EGI-AM and any affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other.
Additionally, we would be able to enter into a business combination with an interested stockholder if:
•before that person became an interested stockholder, our Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
•upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or
•following the transaction in which that person became an interested stockholder, the business combination is approved by our Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.
In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. Under our Certificate of Incorporation, an “interested stockholder” does not include EGI-AM and any affiliate thereof or their direct and indirect transferees.
This provision of our Certificate of Incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Board Vacancies

Our Certificate of Incorporation and Bylaws provide that only our Board will be allowed to fill vacant directorships.

Special Stockholder Meetings
Our Bylaws provide that a special meeting of stockholders may be called by our Board, or by our President or Chief Executive Officer. Our Bylaws prohibit any stockholder from calling a special meeting of stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.
Elimination of Stockholder Action by Written Consent
Our Certificate of Incorporation and our Bylaws eliminate the right of stockholders to act by written consent without a meeting.
Choice of Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee to us or our stockholders; any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to the DGCL, our Certificate of Incorporation or our Bylaws; any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine; or any other action asserting an internal corporate claim, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Similarly, our Certificate of Incorporation provides that the U.S. federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Securities Exchange Act of 1934, as amended. Although our Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
Amendment of Charter Provisions
The amendment of any of the above provisions would require approval by a stockholder vote by the holders of at least a majority of the voting power of the then outstanding voting stock. In addition, our directors are expressly authorized to amend our Bylaws without the approval of our stockholders.
The provisions of the DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Limitation of Liability and Indemnification

Our Certificate of Incorporation limits the liability of our directors and officers to the maximum extent permitted by the DGCL. The DGCL provides that directors and officers will not be personally liable for monetary damages for breach of fiduciary duty as directors or officers, except liability:
•for any breach of their duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (governing distributions to stockholders);
•for any transaction from which the director derived an improper personal benefit; or
•for any action by or in the right of the corporation.
     However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of our directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our Certificate of Incorporation will not adversely affect any right or protection of a director or officer existing at the time of such modification or repeal.
Our Certificate of Incorporation provides that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer, employee or agent of another corporation, partnership, JV, trust or other enterprise. We may, by action of our Board, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.
The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive a written undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.
Our Board may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment, repeal or modification of these indemnification provisions, nor any provision of our Certificate of Incorporation that is inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or modification.
We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.
Corporate Opportunities
Under Delaware law, officers and directors generally have an obligation to present to the corporation they serve business opportunities which the corporation is financially able to undertake and which falls within the corporation’s business line and are of practical advantage to the corporation, or in which the corporation has an actual or expectant interest. A corollary of this general rule is that when a business opportunity comes to an officer or director that is not one in which the corporation has an actual or expectant interest, the officer is generally not obligated to present it to the corporation. Certain of our officers and directors may serve as officers, directors or fiduciaries of other entities and, therefore, may have legal obligations relating to presenting available business opportunities to us and to other entities. Potential conflicts of interest may arise when our officers and directors learn of business opportunities (e.g., the opportunity to acquire an asset or portfolio of assets, to make a specific investment, to effect a sale transaction, etc.) that would be of material advantage to us and to one or more other entities of which they serve as officers, directors or other fiduciaries.
Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director or other affiliate of EGI-AM or ALH Holdings, LLC (a subsidiary of Ventas) or any of their respective affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to EGI-AM or Ventas or any of their respective affiliates instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to EGI-AM or Ventas or any of their respective affiliates (other than us), as applicable. This provision of our Certificate of Incorporation relates only to the EGI-AM and Ventas designees to our Board, namely Messrs. Sen and Sotir and Mses. Campion and Havdala (in the case of EGI-AM) and Mr. Bulgarelli (in the case of Ventas).
Listing
Our common stock is listed on The New York Stock Exchange under the symbol “ARDT.”
Nomination Agreement
We entered into the Nomination Agreement with EGI-AM and ALH Holdings, LLC (a subsidiary of Ventas) that provides Board nomination and committee designation rights for EGI-AM and Board nomination rights for ALH Holdings, LLC.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.